Exhibit 99.1

For Immediate Release

Triangle Petroleum Provides Operational Update to North Dakota and Canadian Operations

Calgary, Alberta– May 27th, 2010 – Triangle Petroleum Corporation (the “Company” or “Triangle”) (OTCBB: TPLM; TSXV: TPE) an oil and gas exploration and production company with assets in North Dakota and Eastern Canada, today provided an update to its operations.

•	Bakken Shale Activity:
o
Williams and McKenzie Counties North Dakota- As part of its current 8,000 net acre holding, Triangle has closed a definitive sale and purchase agreement for 2,600 net acres, which includes 15 net bo/d of production and a 30% share of associated surface facilities and assets. Triangle paid a total consideration of $3.2mm, which will be paid in the form of future well carry capped on a per well basis. The acreage is an extension of the Elm Coulee area and will be operated by Kodiak Oil and Gas as part of their Grizzly Project.

o
McKenzie County North Dakota- Triangle will also participate in the Roedeske Federal #12-21H well with an approximate 15% WI. The well will spud on a 1280 spacing unit and will be completed with a planned 22-stage frac job. Operations are anticipated to commence in July 2010 with XTO as operator.

•	Canadian Developments:
o	Alberta- Triangle closed on the sale of an existing wellbore and associated acreage for $1mm in cash
o
Nova Scotia- the company has established a data room and continues to seek a partner for the drilling of an onshore well to test a conventional structure (115-427 bcf range of gas resource potential) in the development of its 475,000 gross acres in the Maritimes, Windsor Basin.

•
As part of the continued development of its technical team, the company has retained the services of Dan Jarvie of Worldwide Geochemistry. Mr. Jarvie is a globally recognized expert in the evaluation of unconventional rock systems in basins worldwide and will assist Triangle with geochemical analysis of future acreage acquisitions and development.

Dr. Peter Hill, Chief Executive Officer of Triangle Petroleum commented “I am pleased and excited with our progress over the last several months. Our long-term goal is to build a substantial acreage position in the Williston Basin, which we believe is the lowest cost and premier oil play in North America. These incremental acreage additions are a positive step in that direction, and we are in the process of evaluating the technical merits of several additional acquisitions that would substantially add to our leasehold position. Of particular interest to us is the ability to accelerate the conversion of acreage into reserves and production through the rapid drilling of wells in key locations, which can then de-risk our remaining acreage.”

Dr. Hill added “I am also delighted that Dan Jarvie has agreed to join us at Triangle. While the Bakken Fairway is very large and growing, the rock systems are complex and therefore quality technical work is essential. Dan is a foremost expert in his field and his contributions will be invaluable as we seek to minimize our risk while growing our operations and portfolio.”

About Triangle Petroleum

Founded in 2006, Triangle Petroleum (OTCBB: TPLM; TSXV: TPE) is an independent oil and gas exploration company with approximately 475,000 gross acres (413,000 net acres) in the Windsor Block of Nova Scotia and 8,000 net acres in Williams and McKenzie counties of North Dakota.

For more information please visit www.trianglepetroleum.com.

For more information contact:
Jonathan Samuels, Chief Financial Officer
E-mail: jsamuels@trianglepetroleum.com
Telephone: (403) 781-7723

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Safe Harbor Statement. This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties concerning the Company’s future performance. Forward-looking statements in this release include, but are not limited to the Company’s planned drilling and evaluation program, operating costs and expectations of undiscovered resources. It is important to note that actual outcomes and the Company's actual results could differ materially from those predicted in such forward-looking statements. Factors that could cause actual results to differ materially include the possibility that additional investments will not be made or that appropriate opportunities for development will not be available or will not be properly developed.  For additional risk factors about our Company, readers should refer to risk disclosure contained in our reports filed with the U.S. Securities and Exchange Commission and on SEDAR.